NOTIFICATION OF THE REMOVAL FROM LISTING AND REGISTRATION OF THE STATED SECURITIES The New York Stock Exchange hereby notifies the SEC of its intention to remove the entire class of the stated securities from listing and registration on the Exchange at the opening of business on July 05, 2024, pursuant to the provisions of Rule 12d2-2 (a). [ X ] 17 CFR 240.12d2-2(a)(3) That on June 24, 2024 the instruments representing the securities comprising the entire class of this security came to evidence, by operation of law or otherwise, other securities in substitution therefore and represent no other right except, if such be the fact, the right to receive an immediate cash payment. The merger between Taro Pharmaceutical Industries Ltd. and Libra Merger Ltd., a wholly owned subsidiary of Alkaloida Chemical Company ZRT, The Taro Development Corporation, and Sun Pharma Holdings, which are indirect subsidiaries of Sun Pharmaceutical Industries Ltd. became effective on June 24, 2024. Each Ordinary Share of Taro Pharmaceutical Industries Ltd. was exchanged for USD 43.00 in cash. The Exchange also notifies the Securities and Exchange Commission that as a result of the above indicated conditions this security was suspended from trading on June 24, 2024.